Republic New York Corporation
News Release
For Immediate Release      Press Contact: Melissa M. Krantz (212) 525-3800
NYSE Symbol: RNB           Investor Contact: Michael G. Levine (212) 525-8870
To request release by e-mail:
maria.alba@rnb.com
Press Releases: http://www.rnb.com

                          REPUBLIC NEW YORK CORPORATION
                      EXTENDS DATE OF SHAREHOLDERS MEETING

New York - September 30, 1999: Republic New York Corporation announced today that it intends to further adjourn the October 12, 1999 special meeting called for its common stockholders to vote on the proposed acquisition of Republic New York Corporation by HSBC Holdings plc until October 29, 1999. If necessary, the special meeting may be further adjourned.

The special meeting was originally held on September 9, 1999, but prior to taking any formal action, the meeting was adjourned until October 12, 1999.

The meeting is being adjourned to allow Republic New York Corporation additional time to supplement its proxy statement with respect to matters that are the subject of its previously announced investigation of the Futures Division of its Republic New York Securities Corporation subsidiary. On September 1, 1999 Republic New York Corporation announced that it had commenced an investigation of the Futures Division of Republic New York Securities Corporation (RNYSC), as a result of a letter received from the Financial Supervisory Agency of Japan
(FSA) concerning an investigation that the FSA is conducting of the Tokyo branch of an affiliate of a client of RNYSC's Philadelphia office. The investigation of the Futures Division of RNYSC has not yet been completed.

On May 10, 1999, Republic New York Corporation entered into a definitive agreement to be acquired by HSBC Holdings plc at $72 in cash per share. In addition to stockholder approval, this transaction is subject to various regulatory approvals.
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